Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated May 22, 2020 relating to the consolidated combined financial statements of Perspecta Inc. and the effectiveness of Perspecta Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Perspecta Inc. for the year ended March 31, 2020.

DELOITTE & TOUCHE LLP
McLean, Virginia
October 1, 2020